As filed with the Securities and Exchange Commission on December 19, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Household Finance Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-1239445
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2700 Sanders Road

Prospect Heights, Illinois 60070

(847) 564-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alex Green

Senior Counsel

Household International, Inc.

2700 Sanders Road

Prospect Heights, Illinois 60070

(847) 564-7958

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

(Underwriters’/Agents’ Counsel)

Scott N. Gierke, Esq.

McDermott, Will & Emery

227 West Monroe Street

Chicago, Illinois 60606

(312) 984-7521

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Debt Securities and Warrants to Purchase Debt Securities	$10,000,000,000	100%	$10,000,000,000	$809,000

(1) Pursuant	to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to $1,681,250,000 of securities previously registered pursuant to Form S-3 (Registration No. 333-61964), as to which this Registration Statement constitutes a Post-Effective Amendment.
(2)	Estimated solely for the purpose of computing the registration fee. Any offering of Debt Securities or Warrants denominated in any foreign currency or foreign currency units will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities or Warrants from the Registrant.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, the entire amount of the registration fee is offset by $809,000 of the registration fee previously paid by the registrant under Registration Statement File No. 333-73746, which was initially filed on December 14, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

The prospectus contained herein relates to both of the following:

—	the initial offering of Debt Securities and Warrants to Purchase Debt Securities of Household Finance Corporation on a continuous or delayed basis, at an aggregate initial public offering price of up to $11,681,250,000; and

—	market-making transactions that may occur on a continuous or delayed basis in the securities described above, after they are initially sold, and in debt securities and warrants to purchase debt securities, if any, of Household Finance Corporation, the initial offering and sale of which have already occurred.

When the prospectus contained herein is delivered to a purchaser in the initial offering described above, the purchaser will be informed of that fact on the confirmation of sale. When the prospectus is delivered to a purchaser who is not so informed, it is delivered in a market-making transaction.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 19, 2003

Household Finance Corporation

$11,681,250,000

Debt Securities

and

Warrants to Purchase Debt Securities

Household Finance Corporation may sell from time to time up to $11,681,250,000 of its debt securities and warrants to purchase debt securities. We will provide specific terms of the securities that we may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Household Finance Corporation may use this prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of Household Finance Corporation, may use this prospectus in market-making transactions in these or similar securities after the initial sale. UNLESS HOUSEHOLD FINANCE CORPORATION OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

The date of this Prospectus is December     , 2003

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more initial offerings up to a total dollar amount of $11,681,250,000. This prospectus may also be used in market-making transactions, as described under the heading “MANNER OF OFFERING.” This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” In this prospectus, “us,” “we,” “Company” and “HFC” refer to Household Finance Corporation.

WHERE YOU CAN FIND MORE INFORMATION

Household Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HFC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public on the SEC’s Internet site at http:\\www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HFC documents listed below and any future filings made by HFC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 2003 and September 30, 2003; and

•	Current Reports on Form 8-K dated January 21, March 19, May 5, May 8, September 19 and November 25, 2003.

You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: Household Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, email: djoakes@household.com, Telephone: (847) 564-5000. These filings are also available on the website our parent maintains at www.household.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed under the caption “Household Finance Corporation” and elsewhere in this prospectus and any prospectus supplement or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HFC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See “WHERE YOU CAN FIND MORE INFORMATION.”

HOUSEHOLD FINANCE CORPORATION

HFC was incorporated in Delaware in 1925, as successor to an enterprise that traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone (847) 564-5000). HFC is a wholly owned subsidiary of Household International, Inc. (“Household International”), which was acquired by HSBC Holdings plc, a public limited company incorporated in England and Wales (“HSBC”), on March 28, 2003, pursuant to the terms of an agreement and plan of merger dated November 14, 2002. The HSBC Group, headquartered in London, England, is one of the largest banking and financial services organizations in the world. HSBC has equity listings on the London Stock Exchange, The Stock Exchange of Hong Kong, Euronext Paris and the New York Stock Exchange.

HFC and its subsidiaries offer a diversified range of financial services. The principal product of our consumer financial services business is the making of cash loans, real estate loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands “HFC” and “Beneficial,” and through direct mail, correspondents, telemarketing and the Internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

A subsidiary of HFC also makes loans for the purchase of new and used vehicles. Installment contracts are secured by the vehicles and these contracts are purchased from franchised dealers. We also lend directly to customers through direct mail solicitations, Internet applications and alliance relationship referrals. We also make tax refund anticipation loans. These loans are marketed to consumers at H&R Block offices, Jackson Hewitt offices and offices of other tax preparation services throughout the U.S.

Subsidiaries of HFC primarily service the loans made by HFC and its subsidiaries, including loans made by the credit card operations.

We offer credit life and credit accident, health and disability insurance to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

MANNER OF OFFERING

The securities will be offered by HFC in connection with their initial issuance or by our affiliates in market-making transactions after their initial issuance. The securities offered in market-making transactions may be securities that we will not issue until after the date of this prospectus as well as securities that we have previously issued. The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued.

When we issue new securities, we may offer them for sale through underwriters, dealers and agents, including our affiliates, or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we use to distribute these securities and the discounts or commissions we may pay for their services.

Our affiliates that we refer to above may include, among others, HSBC Securities (USA) Inc., for offers and sales in the United States, and other affiliates of HFC for offers and sales outside the United States.

*	MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

If you purchase securities in a market-making transactions, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which HSBC Securities (USA) Inc., or another of our affiliates, resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of that security.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we will apply the net proceeds from the sale of the securities to our general funds to be used in our financial services business, and may include the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce our outstanding commercial paper. The proceeds of our commercial paper are used in connection with our financial services business.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below was as follows:

				Year Ended December 31,
	March 29 through September 30, 2003 (successor)	January 1 through March 28, 2003 (predecessor)	Nine Months Ended September 30, 2002 (predecessor)	2002	2001	2000	1999	1998

				(predecessor)
Ratio of Earnings to Fixed Charges	2.43	1.88	1.75	1.80	1.80	1.67	1.80	1.36

For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest).

In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC for its acquisition of Household International plus related purchase accounting adjustments have been “pushed down” and recorded in our financial statements for the period subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” period beginning March 29, 2003. Information for all “predecessor” periods prior to the merger is presented using our historical basis of accounting. Results for the period January 1 through March 28, 2003 and the period March 29 through September 30, 2003 should not be considered indicative of the results for any future quarters or the year ending December 31, 2003.

The 2002 ratios were negatively impacted by the settlement charge and related expenses associated with our agreement with a multi-state working group of attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and banking laws and regulations in our retail branch consumer lending operations. Excluding the settlement charge and related expenses of $333.2 million (after-tax), the ratio would have been 1.98 percent for the nine months ended September 30, 2002 and 1.97 percent for the year ended December 31, 2002. The December 31, 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs of $751 million (after-tax), the December 31, 1998 ratio would have been 1.83. These non-GAAP financial ratios are provided for comparisons of our operating trends only.

DESCRIPTION OF DEBT SECURITIES

HFC may offer, from time to time, one or more series of unsecured senior notes (“Debt Securities”) and warrants (“Warrants”) to purchase Debt Securities (the Debt Securities and Warrants being hereafter collectively called the “Securities”). The Securities offered pursuant to this prospectus may have an aggregate initial offering price up to U.S. $11,681,250,000, or the equivalent thereof at the time of the offering if any of the Securities are denominated in a foreign currency or a foreign currency unit.

The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus (“Prospectus Supplement”) may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the “Offered Debt Securities”) and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

General

Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HFC and will be issued under one of the indentures specified elsewhere herein (the “Indentures”). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HFC’s Registration Statement which registers the Securities with the Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See “Book-Entry System” below.

Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HFC; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HFC will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HFC, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HFC or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. “Original Issue Discount Securities” means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term “principal amount” means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

Book-Entry System

Unless otherwise indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, upon issuance, all Offered Debt Securities will be represented by one or more global securities (the “Global Security”). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or the “Depositary”) and registered in the name of Cede & Co. (the Depositary’s partnership nominee). Unless and until exchanged in whole or in part for Offered Debt Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, société anonyme, formerly Cedelbank (“Clearstream Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of Offered Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, the actual owners of Offered Debt Securities represented by a Global Security (the “Beneficial Owner”) will not be entitled to have the Offered Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, including for purposes of receiving any reports delivered by the Company or the applicable Trustee pursuant to such Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a “Participant”), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to a Trustee a Company Order to the effect that Global Securities shall be exchangeable or (z) an Event of Default (as defined herein) has occurred and is continuing with respect to Offered Debt Securities, the Global Securities will be exchangeable for Offered Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Offered Debt Securities shall be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

The following is based on information furnished by DTC:

DTC will act as securities depositary for Offered Debt Securities. Offered Debt Securities will be issued as fully registered notes registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered Global Securities will be issued for the Offered Debt Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of Offered Debt Securities under DTC’s system must be made by or through Direct Participants, which will receive a credit for Offered Debt Securities on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Offered Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Debt Securities, except as provided above.

To facilitate subsequent transfers, all Offered Debt Securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Offered Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of Offered Debt Securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC, nor Cede & Co. will consent or vote with respect to Offered Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Offered Debt Securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal and/or interest payments on Offered Debt Securities will be made in immediately available funds to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as securities depositary with respect to Offered Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Offered Debt Security certificates are required to be printed and delivered.

The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Offered Debt Security certificates will be printed and delivered.

Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Offered Debt Securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”).

Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for Offered Debt Securities. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Offered Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for Offered Debt Securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any series of Debt Securities indicates that investors may elect to hold interests in Offered Debt Securities through Clearstream Luxembourg or Euroclear, secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Offered Debt Securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

Because of time-zone differences, credits of Offered Debt Securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in Offered Debt Securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Offered Debt Securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Offered Debt Securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Senior Debt Securities

The trustees for the indentures under which Offered Debt Securities constituting senior debt of HFC (the “Senior Debt Securities”) will be issued shall be either U.S. Bank Trust National Association, BNY Midwest Trust Company, J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, National Association), or such other entity which may be specified in the Prospectus Supplement (collectively, the “Senior Trustees”). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HFC and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992 (the “Standard Provisions”). The above noted indentures are collectively called the “Indentures for Senior Debt Securities” herein. Senior Debt Securities will rank on a parity with all unsecured debt of HFC, and prior to all subordinated debt.

Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

Covenant Against Creation of Pledges or Liens

All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HFC covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (“security interest”) of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term “indebtedness for borrowed money” does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HFC of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HFC or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HFC; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HFC; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HFC or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HFC; (d) security interests to secure any indebtedness of HFC to a subsidiary; (e) security interests in property of HFC in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

Notwithstanding the foregoing, HFC may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HFC existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HFC’s Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HFC of any property, which property has been or is to be sold or transferred by HFC to such person with the intention that such property be leased back to HFC, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HFC. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions—Section 3.08)

Concerning the Trustees

HFC maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HFC under which outstanding senior or subordinated unsecured debt securities of HFC have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HFC and other corporations affiliated with HFC.

Senior Subordinated Debt Securities

Offered Debt Securities which will constitute senior subordinated unsecured debt of HFC (the “Senior Subordinated Debt Securities”) will be issued under an Indenture dated as of March 15, 1990, between HFC and BNY Midwest Trust Company, as Trustee (the “Indenture for Senior Subordinated Debt Securities”).

Principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

Subordination

Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HFC, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HFC, such indebtedness of HFC to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called “senior indebtedness.” At September 30, 2003, the aggregate amount of senior indebtedness recorded on HFC’s balance sheet was approximately $71.6 billion. HFC is not directly limited in its ability to issue additional senior indebtedness.

In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HFC or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HFC, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indenture for Senior Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indenture for Senior Subordinated Debt Securities—Section 12.01)

Liens

HFC will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HFC whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indenture for Senior Subordinated Debt Securities—Section 3.08)

Concerning the Trustee

BNY Midwest Trust Company is trustee under other indentures of HFC under which certain of HFC’s outstanding senior subordinated debt securities have been issued and under which HFC senior debt securities may be issued. HFC maintains banking relationships with affiliates of BNY Midwest Trust Company. Affiliates of BNY Midwest Trust Company also have other financial relations with HFC and other corporations affiliated with HFC.

Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities

If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HFC has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then

HFC will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HFC under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions—Section 6.03, Indenture for Senior Subordinated Debt Securities—Section 6.03)

For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Modification of Indentures

Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions—Section 11.02, Indenture for Senior Subordinated Debt Securities—Section 11.02)

Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions—Section 11.01, Indenture for Senior Subordinated Debt Securities—Section 11.01)

Successor Entity

The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision—Section 10.02, Indenture for Senior Subordinated Debt Securities—Sections 10.01 and 10.02)

Events of Default

Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such

Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HFC is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions—Sections 3.05 and 7.01, Indenture for Senior Subordinated Debt Securities—Sections 3.05 and 7.01)

If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions—Section 7.02, Indenture for Senior Subordinated Debt Securities—Section 7.02)

The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions—Section 7.13, Indenture for Senior Subordinated Debt Securities—Section 7.13)

Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions—Section 8.02, Indenture for Senior Subordinated Debt Securities—Section 8.02)

Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions—Section 7.07, Indenture for Senior Subordinated Debt Securities—Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions—Section 7.12, Indenture for Senior Subordinated Debt Securities—Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions—Section 8.03(e), Indenture for Senior Subordinated Debt Securities—Section 8.03(e))

DESCRIPTION OF WARRANTS

HFC may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a “Warrant Agreement”) to be entered into between HFC and a bank or trust company, as warrant agent (“Warrant Agent”), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants (“Offered Warrants”). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants (“Warrant Certificates”), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

General

The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date (“Expiration Date”) on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HFC will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

A beneficial owner of an Offered Debt Security will generally be subject to the withholding of United States federal income tax unless one of the following steps is taken to obtain an exemption from or reduction of the withholding:

Exemption for Non-United States persons (IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person, as defined below under “United States Taxation of Non-United States Persons” (other than certain persons that are related to the Company through stock ownership or that are banks receiving certain types of interest as described in clauses (x) (a), (b) and (c) of Paragraph (i) under “United States Taxation of Non-United States Persons—Income and Estate Tax”), can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Special rules apply in the case of foreign partnerships and foreign trusts.

Exemption for Non-United States persons with effectively connected income (IRS Form W-8ECI). A beneficial owner of an Offered Debt Security that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on an Offered Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

Exemption or reduced rate for Non-United States persons entitled to the benefits of a treaty (IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

Exemption for United States persons (IRS Form W-9). A beneficial owner of an Offered Debt Security that is a United States person can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

United States federal income tax reporting procedure. A beneficial owner of an Offered Debt Security is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Offered Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Offered Debt Security, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which an Offered Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Offered Debt Security, until the IRS Form is received by the last United States payor (or non-United States payor who is an authorized foreign agent of the United States payor, a “qualified intermediary,” a U.S. branch of a foreign bank or foreign insurance company or a “withholding foreign partnership”) in the chain of payment (the “Withholding Agent”). For example, in the case of an Offered Debt Security held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x) (d) (B) of paragraph (i) under “United States Taxation of Non-United States Persons—Income and Estate Tax”, if a beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Offered Debt Security on its behalf.

Each holder of an Offered Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Offered Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Company as provided for in connection with any series of Offered Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder’s United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States holders of the Offered Debt Securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Offered Debt Securities.

UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

The following summary describes the principal United States federal income and estate tax consequences applicable to beneficial owners of the Offered Debt Securities who are non-United States persons. As used herein, the term “non-United States person” means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust treated as a United States person under section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”). The following discussion may not be applicable to a particular series of Offered Debt Securities depending on the terms and conditions established for such Offered Debt Securities in the Prospectus Supplement. Further, the discussion does not address any tax consequences applicable to any Warrants. Any special United States federal income and estate tax consequences to non-United States persons (and, if necessary, to United States persons) not described herein will be described in the Prospectus Supplement.

Income and Estate Tax

In the opinion of Sidley Austin Brown & Wood LLP, special tax counsel to the Company, under United States federal tax law as of the date of this Prospectus, and subject to the discussion of backup withholding below:

(i) payments of principal and interest on an Offered Debt Security that is beneficially owned by a non-United States person will not be subject to the withholding of United States federal income tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the beneficial owner of the Offered Debt Security is not a bank receiving interest on an Offered Debt Security as described in Section 881 (c) (3) (A) of the Code and (d) either (A) the beneficial owner of the Offered Debt Security certifies to the Withholding Agent under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Offered Debt Security certifies to the Withholding Agent under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from the withholding of United States federal income tax and the beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Offered Debt Security provides an IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the Withholding Agent, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

(ii) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of an Offered Debt Security unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

(iii) an Offered Debt Security beneficially owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the

Offered Debt Security would not have been effectively connected with a U.S. trade or business of the individual.

For purposes of the foregoing certification requirements, Offered Debt Securities held by a foreign partnership or foreign trust will be considered beneficially owned by the partners or beneficiaries rather than the partnership or trust. Accordingly, the partners and beneficiaries will be required to provide the required certification. Moreover, the partnership or trust will be required to provide certain additional information. Interest on an Offered Debt Security that is effectively connected with the conduct of a trade or business in the United States by a holder of an Offered Debt Security who is a non-United States person, although exempt from the withholding of United States income tax, may be subject to United States income tax as if such interest was earned by a United States person.

Backup Withholding and Information Reporting

Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Company or a paying agent to a non-United States person on an Offered Debt Security if, in the case of interest, the IRS Form described in clause (y) or (z) in paragraph (i) under “Income and Estate Tax” has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x) (d) in paragraph (i) under “Income and Estate Tax” and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

Payments of the proceeds from the sale of an Offered Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a United States branch of a foreign bank or foreign insurance company or a foreign partnership controlled by United States persons or engaged in a United States trade or business, information reporting may apply to such payments. Payments of the proceeds from the sale of an Offered Debt Security to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

Interest on an Offered Debt Security that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

PLAN OF DISTRIBUTION

Initial Offering and Sale

HFC may sell the Securities in their initial offering in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. Any such underwriters, dealers and agents may include HSBC Securities (USA) Inc., an affiliate of HFC, as described below. The Prospectus Supplement will set forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the “Offered Securities”), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to HFC from such sale, any underwriting discounts and other items constituting underwriters’ compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

The Offered Securities may be sold directly by HFC or through agents designated by HFC from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by HFC to such agent are set forth, in the Prospectus Supplement relating thereto.

Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into with HFC to indemnification by HFC against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

If so indicated in the Prospectus Supplement, HFC will authorize underwriters, dealers or other persons acting as HFC’s agents to solicit offers by certain institutions to purchase Offered Securities from HFC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HFC. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, HFC shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

HFC and HSBC Securities (USA) Inc. are wholly owned indirect subsidiaries of HSBC. HSBC Securities (USA) Inc., a broker-dealer subsidiary of HSBC, is a member of the National Association of Securities Dealers, Inc. (“NASD”) and may participate in distributions of the Offered Securities. Accordingly, offerings of the Offered Securities in which HSBC Securities (USA) Inc. participates will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and any underwriters offering the Offered Securities in such offerings will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

Each series of Securities will be a new issue, with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Securities.

Unless otherwise specified in the applicable Prospectus Supplement, payment of the purchase price for the Securities will be required to be made in immediately available funds on the date of settlement.

Market-Making Resales by Affiliates

This prospectus together with the applicable Prospectus Supplement and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the Offered Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. In a market- making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HFC may also engage in transactions of this kind and may use this prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HFC has an obligation to make a market in any of the Offered Securities and may discontinue any market-making activities at any time without notice, in its sole discretion.

The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued. This amount does not include securities to be sold in market-making transactions. The latter include securities to be issued after the date of this prospectus, as well as securities we have previously issued.

HFC does not expect to receive any proceeds from market-making transactions. HFC does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to HFC.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless HFC or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA Plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions between an ERISA Plan or other plan subject to Section 4975 of the Code (such plans and ERISA Plans, “Plans”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

HFC, or the underwriter, dealer or agent selling Offered Securities, may be considered a “party in interest” or a “disqualified person” with respect to many Plans. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HFC, or the underwriter, dealer or agent selling Offered Securities, is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or

Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). By purchase of the Offered Securities, a Plan will be deemed to represent that such purchase and the subsequent holding of the Offered Securities will not result in a non-exempt prohibited transaction. Any pension or other employee benefit plan proposing to acquire any Offered Securities should consult with its counsel.

LEGAL OPINIONS

The legality of the Offered Securities will be passed upon for HFC by Patrick D. Schwartz, Vice President and General Counsel—Treasury & Corporate Law for Household International, Inc., the parent of HFC. Sidley Austin Brown & Wood LLP, Chicago, Illinois has acted as special tax counsel to HFC in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of Household International and owns equity securities of HSBC.

EXPERTS

The consolidated financial statements of HFC as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimated Expenses:

Printing Fees	$600,000
Fees of Transfer Agent and Registrar	120,000
Accountants’ Fees and Expenses	205,000
Blue Sky Qualification Fees and Expenses	10,000
SEC Filing Fee	809,000	*
Rating Agency Fees	500,000
Legal Fees and Expenses	120,000
Miscellaneous	36,000

Total	$2,400,000

*Actual

Item 15. Indemnification of Directors and Officers.

The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Household Finance Corporation (“HFC”) to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

A bylaw of HFC states and makes mandatory the indemnification expressly authorized under the General Corporation Law of Delaware, in the absence of other indemnification by contract, vote of stockholders or otherwise, with these exceptions: the bylaw makes no distinction between litigation brought by third parties and litigation brought by or in the right of HFC as regards the required standard of conduct imposed upon the individual in order to be entitled to indemnification. The bylaw standard applicable in all cases (excepting indemnification in connection with the successful defense of any proceeding or matter therein which is mandatory under the General Corporation Law of Delaware and the bylaw without reference to any such standard) is that the individual shall have acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of HFC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. Further, the bylaw would protect directors, officers, employees and agents against any and all expenses and liability with respect to actions brought against them by or in the right of HFC if the required standard of conduct is met. The bylaw is qualified in its entirety in that no indemnification will be made if prohibited by applicable law. The bylaw is applicable only to claims, actions, suits or proceedings made or commenced after its adoption, whether arising from prior or subsequent acts or omissions to act. The bylaw is applicable to directors, officers, employees or agents of HFC and also to persons who are serving at the request of HFC as directors, officers, employees or agents of other corporations.

Article VII of the Restated Certificate of Incorporation of Household International, Inc. (“Household International”) provides for indemnification to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware for directors, officers and employees of Household International and also to persons who are serving at the request of Household International as directors, officers or employees of other corporations. Household International has purchased liability policies which indemnify HFC’s officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions as set forth in the policies.

Pursuant to agreements which HFC may enter into with underwriters or agents (the form of which is included as an exhibit to this Registration Statement), officers and directors of HFC may be entitled to indemnification by such underwriters or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising from information appearing in the Registration Statement or any Prospectus which has been furnished to HFC by such underwriters or agents.

Item 16. Exhibits.

1	Form of Underwriting Agreement for Debt Securities and Warrants to Purchase Debt Securities.

4.1	Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992. (Incorporated herein by reference from Exhibit 4(b) to HFC’s Registration Statement on Form S-3 (No. 33-48854)).

4.2	Indenture for Senior Subordinated Debt Securities, dated as of March 15, 1990, between HFC and BNY Midwest Trust Company (formerly Harris Trust and Savings Bank), as Trustee. (Incorporated herein by reference from Exhibit 4(e) to HFC’s Registration Statement on Form S-3 (No. 33-38955)).

4.3	Indenture for Senior Debt Securities between HFC and U.S. Bank Trust National Association (formerly known as First Trust of Illinois, National Association, successor in interest to Bank of America Illinois, formerly known as Continental Bank, National Association), as Trustee, dated as of October 1, 1992. (Incorporated herein by reference from Exhibit 4(d) to HFC’s Registration Statement on Form S-3 (No. 33-55043)).

4.4	Indenture for Senior Debt Securities, dated as of December 19, 2003, between HFC and BNY Midwest Trust Company, as Trustee.

4.5	Indenture for Senior Debt Securities, dated April 1, 1995, between HFC and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, National Association, formerly known as The First National Bank of Chicago), as Trustee. (Incorporated by reference from Exhibit 4(f) to HFC’s Registration Statement on Form S-3 (No. 33-64175)).

4.6	Form of Indenture with respect to Senior Debt Securities. (Incorporated by reference from Exhibit 4.8 to HFC’s Registration Statement on Form S-3 (No. 333-60543)).

4.7	Forms of Warrant Agreement, including forms of Warrant Certificate. (Incorporated by reference from Exhibit 4.9 to HFC’s Registration Statement on Form S-3 (No. 333-60543)).

5	Opinion and Consent of Mr. Patrick D. Schwartz, Vice President and General Counsel—Treasury & Corporate Law of Household International, Inc.

8	Opinion and consent of Sidley Austin Brown & Wood LLP as to tax matters.

12	Statement on the Computation of Ratio of Earnings to Fixed Charges. (Incorporated by reference from Exhibit 12 to HFC’s Annual Report on Form 10-K for the year ended December 31, 2002 and Exhibit 12 to HFC’s Quarterly Report on Form 10-Q for the period ended September 30, 2003).

23.1	Consent of KPMG LLP, independent accountants.

23.2	Consent of Mr. Patrick D. Schwartz, Vice President and General Counsel—Treasury & Corporate Law of Household International, Inc., is contained in his opinion (Exhibit 5).

23.3	Consent of Sidley Austin Brown & Wood LLP is contained in their opinion (Exhibit 8).

24	Power of Attorney (contained on page II-4 herein).

25.1	Statement of eligibility and qualification of BNY Midwest Trust Company.

25.2	Statement of eligibility and qualification of U.S. Bank Trust National Association.

25.3	Statement of eligibility and qualification of J.P. Morgan Trust Company, National Association.

Item 17. Undertaking.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person, in connection with the securities registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, and State of Illinois, on the 19th day of December, 2003.

HOUSEHOLD FINANCE CORPORATION

By:	/S/ W.F. ALDINGER

W.F. Aldinger
Chief Executive Officer

Each person whose signature appears below constitutes and appoints P.D. Schwartz, L.S. Mattenson, M.J. Forde and W.A. Green and each or any of them (with full power to act alone), as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her in his/her name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission, any and all amendments (including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933) to the Registration Statement, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all interests and purposes as he/she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 19th day of December, 2003.

Signature	Title

/S/ D.A. SCHOENHOLZ	Chairman, Director
(D.A. Schoenholz)

/S/ S.L. MCDONALD (S.L. McDonald)	Executive Vice President, Chief Accounting Officer and Controller

/S/ W.F. ALDINGER	Chief Executive Officer, Director
(W.F. Aldinger)

/S/ J. A. VOZAR	Director
(J. A. Vozar)

/S/ T. M. DETELICH	Director
(T. M. Detelich)

/S/ S.C. PENNEY	Chief Financial Officer
(S.C. Penney)

The Registrant reasonably believes that the security rating to be assigned to the Securities registered hereunder will make the Securities “investment grade securities” pursuant to Transaction Requirement B.2 of Form S-3.

EXHIBIT INDEX

Exhibit Number	Document Description

1	Form of Underwriting Agreement for Debt Securities and Warrants to Purchase Debt Securities.

4.1	Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992. (Incorporated herein by reference from Exhibit 4(b) to HFC’s Registration Statement on Form S-3 (No. 33-48854)).

4.2	Indenture for Senior Subordinated Debt Securities, dated as of March 15, 1990, between HFC and BNY Midwest Trust Company (formerly Harris Trust and Savings Bank), as Trustee. (Incorporated herein by reference from Exhibit 4(e) to HFC’s Registration Statement on Form S-3 (No. 33-38955)).

4.3	Indenture for Senior Debt Securities between HFC and U.S. Bank Trust National Association (formerly known as First Trust of Illinois, National Association, successor in interest to Bank of America Illinois, formerly known as Continental Bank, National Association), as Trustee, dated as of October 1, 1992. (Incorporated herein by reference from Exhibit 4(d) to HFC’s Registration Statement on Form S-3 (No. 33-55043)).

4.4	Indenture for Senior Debt Securities, dated as of December 19, 2003, between HFC and BNY Midwest Trust Company, as Trustee.

4.5	Indenture for Senior Debt Securities, dated April 1, 1995, between HFC and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, National Association, formerly known as The First National Bank of Chicago), as Trustee. (Incorporated by reference from Exhibit 4(f) to HFC’s Registration Statement on Form S-3 (No. 33-64175)).

4.6	Form of Indenture with respect to Senior Debt Securities. (Incorporated by reference from Exhibit 4.8 to HFC’s Registration Statement on Form S-3 (No. 333-60543)).

4.7	Forms of Warrant Agreement, including forms of Warrant Certificate. (Incorporated by reference from Exhibit 4.9 to HFC’s Registration Statement on Form S-3 (No. 333-60543)).

5	Opinion and Consent of Mr. Patrick D. Schwartz, Vice President and General Counsel—Treasury & Corporate Law of Household International, Inc.

8	Opinion and consent of Sidley Austin Brown & Wood LLP as to tax matters.

12	Statement on the Computation of Ratio of Earnings to Fixed Charges. (Incorporated by reference from Exhibit 12 to HFC’s Annual Report on Form 10-K for the year ended December 31, 2002 and Exhibit 12 to HFC’s Quarterly Report on Form 10-Q for the period ended September 30, 2003).

23.1	Consent of KPMG LLP, independent accountants.

23.2	Consent of Mr. Patrick D. Schwartz, Vice President and General Counsel—Treasury & Corporate Law of Household International, Inc., is contained in his opinion (Exhibit 5).

23.3	Consent of Sidley Austin Brown & Wood LLP is contained in their opinion (Exhibit 8).

24	Power of Attorney (contained on page II-4 herein).

25.1	Statement of eligibility and qualification of BNY Midwest Trust Company.

25.2	Statement of eligibility and qualification of U.S. Bank Trust National Association.

25.3	Statement of eligibility and qualification of J.P. Morgan Trust Company, National Association.